Exhibit 10.1

October ___, 2015

Employee Name
Employee Address

Dear ______________:

RE: Change in Control Agreement

Ashland Inc. considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of the Company and its shareholders. In this regard, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control of the Company does exist and that such possibility, and the uncertainty and questions which a Change in Control of the Company may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In addition, difficulties in attracting and retaining new senior management personnel may be experienced. Accordingly, on the basis of the recommendation of the Personnel and Compensation Committee of the Board, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Company's management, including you, to their assigned duties without distraction in the face of the potentially disruptive circumstances arising from the possibility of a Change in Control of the Company.

In order to encourage you to remain in the employ of the Company, this Agreement sets forth those benefits which the Company will provide to you in the event your employment with the Company terminates after or as a result of a Change in Control of the Company under the circumstances specified in this Agreement.

SECTION A. DEFINITIONS

1.            "Agreement" shall mean this letter agreement, which is a complete, entire and immediate substitute for any prior agreement you may have had with the Company addressing the benefits you would receive in the event of your termination from employment with the Company as a result of a Change in Control of the Company, including your Change in Control Agreement dated _________, and effective ___________.

2.            "Board" shall mean the Company's Board of Directors.

3.            "Cause" shall occur hereunder only upon:

(a) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or injury) after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(b) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company after a written demand to cease such misconduct is delivered to you by the Board; or

(c) your conviction of or the entering of a plea of nolo contendre to the commission of a felony involving moral turpitude.

For purposes of this paragraph 3, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose, alone or in conjunction with any other purpose, (after at least 20 days prior notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you failed to perform your duties or engaged in misconduct as set forth above in subparagraph (a) or (b) of this paragraph, and that you did not correct such failure or cease such misconduct after being requested to do so by the Board, or as set forth in subparagraph (c) of this paragraph, finding that you have been convicted of or have entered a plea of nolo contendre to the commission of a felony involving moral turpitude.

4.            "Change in Control of the Company" shall be deemed to have occurred if:

(a) there shall be consummated:

(i)      any consolidation or merger of the Company (a "Business Combination"), other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned subsidiary, in which the shareholders of the Company own, directly or indirectly, less than 50% of the then outstanding shares of common stock of the Business Combination that are entitled to vote generally for the election of directors of the Business Combination or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(ii)     any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of the Company shall be deemed to occur unless assets constituting 80% of the total assets of the Company are transferred pursuant to such sale, lease, exchange or other transfer;

(b) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

(c) any Person, other than the Company or a Subsidiary thereof or any employee benefit plan sponsored by the Company or a Subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, without the approval of the Board; or

(d) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

(e) Notwithstanding the foregoing, a “Change in Control of the Company” shall not be deemed to have occurred by virtue of:

(i)            the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions;

(ii)          the repurchase by the Company of outstanding shares of Common Stock or other securities pursuant to a tender or exchange offer; or

(iii)         the consummation of the transaction, or series of transactions, initially approved in principle by the Ashland Inc. Board of Directors on September 16, 2015, intended to separate the Valvoline business from the Company’s specialty chemicals business and create two independent, publicly traded companies.

5.            "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended.

6.            "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

7.            "Company" shall mean Ashland Inc. and any successor to its business and/or assets which executes and delivers the agreement provided for in Section D, paragraph 1 hereof or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

8.            "Competitive Activity" shall have the meaning as set forth in Section C, paragraph 4.

9.            "Competitive Operation" shall have the meaning as set forth in Section C, paragraph 4.

10.         "Confidential Information" shall mean information relating to the Company's, its divisions' and Subsidiaries' and their successors' business practices and business interests, including, but not limited to, customer and supplier lists, business forecasts, business and strategic plans, financial and sales information, information relating to products, process, equipment, operations, marketing programs, research, or product development, engineering records, computer systems and software, personnel records or legal records.

11           "Cutback" shall have the meaning as set forth in Section D, paragraph 18.

12.         "Date of Termination" shall mean:

(a)         if this Agreement is terminated for Disability, thirty (30) days after the Notice of Termination is given by the Company to you (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period);

(b)          if your employment is terminated for Good Reason by you, the date specified in the Notice of Termination you provide to the Company, which must be no more than 90 days after the date on which notice of your intent to terminate your employment for Good Reason is provided to the Company, as provided in Section A paragraph 15, and Section C, paragraph 2(b) herein; or

(c)          if your employment is terminated for any other reason, the date on which a Notice of Termination is received by you unless a later date is specified.

For purposes of applying the provisions of this paragraph 12, except in the case of Disability, your employment is terminated when you stop performing active service for the Company, which shall be deemed to occur when it is reasonably anticipated that your services to the Company will permanently decrease to 20% or less of the average amount of services you performed for the Company during the immediately preceding 36 month period (or your total employment if less than 36 months).

13.            "Disability" shall occur when: if, as a result of your incapacity due to physical or mental illness or injury, you shall have been absent from your duties with the Company for six (6) consecutive months and shall not have returned to full-time performance of your duties within thirty (30) days after written notice is given to you by the Company.

14.            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

15.            "Good Reason" shall mean the occurrence of any of the following without your express written consent:

(a)            a significant diminution of your positions, duties, responsibilities or status with the Company as in effect immediately prior to a Change in Control of the Company, or a diminution in your titles or offices as in effect immediately prior to a Change in Control of the Company or any removal of you from, or any failure to reelect you to, any of such positions following a Change in Control of the Company;

(b)            a reduction of fifteen (15) percent or more to your base salary in effect immediately prior to a Change in Control of the Company;

(c)            the failure by the Company to continue in effect any incentive plan or arrangement (including without limitation, the Company's Incentive Compensation plan, annual bonus and contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which you are participating at the time of a Change in Control of the Company (or to substitute and continue other plans or arrangements providing you with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control of the Company, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any such plan;

(d)            the failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, any plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof or to acquire stock or other securities of the Company) in which you are participating at the time of a Change in Control of the Company (or to substitute and continue plans or arrangements providing you with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control of the Company; or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any such plan;

(e)            the relocation after a Change in Control of the Company of your principal place of business to a location that exceeds a 50 mile radius from your principal place of business before the Change in Control of the Company, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations as of immediately prior to such Change in Control of the Company;

(f)            any breach by the Company of any material provision of this Agreement; or

(g)            any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company as described in Section D, paragraph 1.

Provided that the Company and Employee agree that Good Reason shall not exist unless and until Employee provides the Company with written notice of the act(s) alleged to constitute Good Reason within ninety (90) days of Employee's knowledge of the occurrence of such act(s), as provided under Section C, paragraph 2(a) herein, and the Company fails to cure such acts within thirty (30) days of receipt of such notice. Further, if the Company fails to cure such act(s) within this thirty (30) day period, then Employee must exercise the right to terminate Employee’s employment for Good Reason within sixty (60) days thereafter, in order for the termination to be for Good Reason.

16.            "Notice of Good Reason" shall mean a written notice which shall indicate the specific  provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment for “Good Reason” under the provision(s) so indicated.

17.            "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For purposes of applying the provisions of this paragraph 17, the determination of when your employment is terminated shall be made consistent with the Section 409A Provisions and the provisions of Section A, paragraph 12.

18.            "Person" shall have the meaning as set forth in the Sections 13(d) and 14(d)(2) of the Exchange Act.

19.            "Qualifying Termination" shall mean the termination of your employment after a Change in Control of the Company while this Agreement is in effect, unless such termination is (a) by reason of your death or Disability, (b) by the Company for Cause, or (c) by you other than for Good Reason.

20.            "Section 409A Provisions" shall mean those statutory provisions of the Internal Revenue Code of 1986 (as amended) contained in §409A thereof and the guidance promulgated by the U.S. Department of Treasury or any subdivision thereof interpreting §409A.

21.            "Subsidiary" shall mean any corporation of which more than 20% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

SECTION B. TERM AND BENEFITS

This Agreement shall be in effect for two (2) years from the date you accept this Agreement and shall automatically renew for successive one (1) year periods on the first day of each month. This Agreement may be terminated by either party provided that at least fifteen (15) days advance written notice is given by either party to the other party hereto prior to the commencement of the next succeeding one (1) year period, in which case the Agreement shall terminate at the end of such next succeeding one (1) year period. During the term of employment hereunder, you agree to devote your full business time and attention to the business and affairs of the Company and to use your best efforts, skills and abilities to promote its interests.

This Agreement shall automatically terminate, without additional notice, in the event of your death, Disability, or upon the effective date of your retirement in the event you retire at your election or in accordance with the Company's generally applicable retirement policies, as in effect from time to time. Notwithstanding the first sentence of this paragraph and the first and second sentences of this Section B, if a Change in Control of the Company should occur while you are still an employee of the Company and while this Agreement is in effect, then this Agreement shall continue in effect from the date of such Change in Control of the Company for a period of two years. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company and your employment by the Company shall thereafter terminate in accordance with Section C hereof.

SECTION C. TERMINATION FOLLOWING CHANGE IN CONTROL

1.            Qualifying Termination. If your termination is a Qualifying Termination, you shall be entitled to receive the payments and benefits provided in this Section.

2.            Required Notices.

(a)            Notice of Good Reason. Notice of Good Reason following a Change in Control of the Company, as provided for in Section A, paragraphs 15 and 16, shall be communicated by written Notice of Good Reason to the Company within the time limits provided in Section A, paragraph 15, and shall not be effective without such timely Notice of Good Reason.

(b)            Notice of Termination. Any termination of your employment following a Change in Control of the Company shall be communicated by written Notice of Termination to the other party hereto. No termination shall be effective without such Notice of Termination.

3.            Compensation Upon Termination After a Change in Control.

(a)            If your termination is a Qualifying Termination, then as consideration for and subject to your obligation to abide by the provisions contained in Section C, paragraph 4 (a) and (b) of this Agreement following a Qualifying Termination, the Company shall pay to you as severance pay (and without regard to the provisions of any benefit or incentive plan), in a lump sum cash payment within five (5) business days following the first day of the seventh calendar month following the month in which your Date of Termination occurs, an amount equal to three (3) times the sum of (i) your highest annual base compensation plus (ii) the highest target annual incentive compensation (expressed as a percentage of base compensation for all applicable incentive compensation plans) in respect of the three (3) fiscal years preceding the fiscal year in which your Date of Termination occurs.

(b)            If your termination is a Qualifying Termination, the Company shall, in addition to the payments required by the preceding paragraph:

(i)            provide for continuation of your and your eligible dependents' participation at regular employee rates, in effect from time to time, in all of the Company's medical, dental and group life plans or programs in which you were participating immediately prior to your Date of Termination for a period ending on the December 31 of the second calendar year following the calendar year in which your Date of Termination occurred and any entitlement to COBRA continuation coverage under the medical and dental plans shall run concurrently with said period; provided, however, that said continuation of coverage in the medical and dental plans during all or part of such period shall be charged at the full cost for such coverage (meaning the active employee contribution and the Company's contribution) if the charging of active employee rates for such coverage during all or part of such period would result in a violation of the Section 409A Provisions. In the event that your continued participation in any such plan or program is for whatever reason impossible, the Company shall at that time, or at the earliest time permitted that will not trigger a tax or penalty under the Section 409A Provisions, arrange upon comparable terms to provide you with benefits substantially equivalent on an after-tax basis to those which you and your eligible dependents are, or become, entitled to receive under such plans and programs;

(ii)           provide for payment in cash of any performance unit/share awards in existence on your Date of Termination, calculated at target performance, less any amounts paid to you under the applicable performance unit/share plan upon a Change in Control of the Company pursuant to the provisions of such plan; provided, however, if the Company should determine that the said payment would constitute deferred compensation under the Section 409A Provisions, then said payment shall be made no earlier than the first day of the seventh calendar month after the calendar month in which the Date of Termination occurs, or the earliest time permitted that will not trigger a tax or penalty under the Section 409A Provisions;

(iii)            provide for payment in cash of any incentive compensation (a) earned for the fiscal year during which the Change in Control of the Company occurred and any prior fiscal years for which you have not yet received payment, and (b) payment of the pro-rata portion (through your Date of Termination) of any incentive compensation for the fiscal year in which your Date of Termination occurs calculated on the basis of the target bonus percentage of base compensation in the applicable incentive compensation plan (or plans); provided, however, if the Company should determine that the said payment would constitute deferred compensation under the Section 409A Provisions, then said payment shall be made no earlier than the first day of the seventh calendar month after the calendar month in which the Date of Termination occurs, or the earliest time permitted that will not trigger a tax or penalty under the Section 409A Provisions;

(iv)            provide benefits or compensation under any compensation plan, arrangement or agreement not in existence as of the date hereof but which may be established by the Company prior to your Date of Termination at such time as payments are made thereunder to the same extent as if you had been a full-time employee on the date such payments would otherwise have been made or benefits vested; provided, however, if the Company should determine that the said payment would constitute deferred compensation under the Section 409A Provisions, then said payment shall be made no earlier than the first day of the seventh calendar month after the calendar month in which the Date of Termination occurs, or the earliest time permitted that will not trigger a tax or penalty under the Section 409A Provisions;

(v)            for one (1) year after your Date of Termination, provide and pay for outplacement services, by a firm reasonably acceptable to you, consistent with those that have historically been offered to displaced employees generally by the Company under substantially the same terms and fee structure (but limited in an amount not to exceed fifteen (15) percent of your annual base compensation for the year in which your Date of Termination occurs or fifteen (15) percent of your annual base compensation as of immediately before the Change in Control of the Company, if greater) as is consistent with an employee in your then current position (or, if higher, your position immediately prior to the Change in Control of the Company);

(vi)            for one (1) year after your Date of Termination, provide and pay for financial planning services, by a firm reasonably acceptable to you, that have historically been offered to you under substantially the same terms and fee structure as is consistent with an employee in your then current position (or, if higher, your position immediately prior to the Change in Control of the Company);

(vii)            pay to you an amount equal to the value of all unused, earned and accrued vacation as of your Date of Termination pursuant to the company's policies in effect immediately prior to the Change in Control of the Company; provided, however, said payment shall be made no earlier than the first day of the seventh calendar month after the calendar month in which the Date of Termination occurs, or the earliest time permitted that will not trigger a tax or penalty under the Section 409A Provisions; and

(viii)            provide for the immediate vesting of all stock options, restricted stock, restricted stock units and stock appreciation rights held by you, as of your Date of Termination, under any Company incentive compensation plan or other stock option plan and stock appreciation rights plan, and all such stock options and stock appreciation rights shall be exercisable for the remaining terms of the said options and rights. In the event such immediate vesting is not permitted under law or the applicable benefit plan or award agreement, the Company shall provide a payment to you in cash of an amount equal to the value of the equity-based compensation awards that would otherwise be forfeited as a result of your Qualifying Termination, based on the closing price of the Company’s stock on your Date of Termination; provided, however, if the Company should determine that the said payment would constitute deferred compensation under the Section 409A Provisions, then said payment shall be made no earlier than the first day of the seventh calendar month after the calendar month in which the Date of Termination occurs, or the earliest time permitted that will not trigger a tax or penalty under the Section 409A Provisions.

Provided, that nothing in this Section C, paragraph 3(b) shall require the continued vesting, acceleration, or payment in cash in lieu of the value of the Performance-Based Restricted Stock Award provided to you under the Executive Performance Incentive & Retention Program approved by the Personnel and Compensation Committee of the Board on October 5, 2015, which is intended to be granted to you on November 18, 2015, your rights to which shall be governed exclusively by the applicable plan as modified by the Performance-Based Restricted Stock Award agreement.

(c)            Unless otherwise provided in this Agreement or in the applicable compensation or stock option plan or program, all payments shall be made to you within thirty (30) days after your Date of Termination. The benefits in this Agreement are in addition to all accrued and vested benefits to which you are entitled under any of the Company's plans and arrangements (to the extent accrued and vested benefits are relevant under the particular plan or arrangement), including but not limited to, the accrued vested benefits you are eligible and entitled to receive under any of the Company's qualified and non-qualified benefit or retirement plans, or any successor plans in effect on your Date of Termination hereunder. For these purposes, accrued and vested benefits shall include any extra, special or additional benefits under such qualified and nonqualified benefit or retirement plans that become due because of the Change in Control of the Company.

(d)            You shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by you as the result of employment by another employer after your Date of Termination, or otherwise. Except as provided herein, the Company shall have no right to set off against any amount owing hereunder any claim which it may have against you.

4.            Certain Restrictions

(a)            Competitive Activity. In consideration of the foregoing, you agree that if your termination from employment is a Qualifying Termination, then during a period ending 24 months following your Date of Termination (the “Non-Compete Period”) you shall not, directly or indirectly, engage in any Competitive Activity. If you engage in any Competitive Activity during the Non-Compete Period, the Company shall be entitled to recover any benefits paid to you under paragraph 3(a) of this Section C. For purposes of this Agreement, "Competitive Activity" shall mean your participation, without the written consent of the General Counsel of the Company, in the management of any business operation of any enterprise if such business operation (a "Competitive Operation") engages in substantial and direct competition with any business operation actively conducted by the Company or its divisions and Subsidiaries on your Date of Termination. For purposes of this paragraph, a business operation shall be considered a Competitive Operation if such business sells a competitive product or service which constitutes (i) 15% of that business's total sales, or (ii) 15% of the total sales of any individual subsidiary or division of that business and, in either event, the Company's sales of a similar product or service constitutes either 15% of the total sales of the Company or 15% of the total sales of any individual Subsidiary or division of the Company. Notwithstanding the foregoing, a “Competitive Activity” shall not include the mere ownership of securities in any enterprise, or participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise.

(b)            Non-Solicitation and Non-Interference. In consideration of the foregoing, you agree that if your termination from employment is a Qualifying Termination, then during a period ending 24 months following your Date of Termination (the “Non-Solicitation and Non-Interference Period”) you shall not, without the prior written consent of the General Counsel of the Company, directly or indirectly:

(i) solicit for employment (which shall include services as an employee, independent contractor or in any other like capacity) any person employed by the Company or its affiliated companies as of the date of such solicitation; or

(ii) solicit any customer or other person with a business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such business relationship; or

(iii) in any other manner interfere in the business relationship the Company or any of its affiliated companies have with any customer or any third party service provider or other vendor.

If you engage in any such solicitation or interference during the Non-Solicitation and Non-Interference Period, the Company shall be entitled to recover any and all amounts paid to you under paragraph 3(a) of this Section C.

(c)            Injunctive Relief. In the event of a breach or threatened breach of this paragraph 4 of this Section C, each party agrees that the non-breaching party shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the parties acknowledging that damages would be inadequate and insufficient.

SECTION D. MISCELLANEOUS

1.            Assumption of Agreement. The Company will require any successor in interest: (a) to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise); or (b) to any portion of the business or assets of the Company to which your services relate, as a result of the creation of an independent company through the sale or distribution of new shares of an existing business or other unit of the Company; in each case, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of a material provision of this Agreement.

2.            Confidentiality. All Confidential Information which you acquire or have acquired in connection with or as a result of the performance of services for the Company, whether under this Agreement or prior to the effective date of this Agreement, shall be kept secret and confidential by you unless:

(a)          the Company otherwise consents;

(b)          the Company breaches any material provision of this Agreement, in which case you shall be entitled to make limited disclosure of Confidential Information only to the extent necessary to seek legal relief for such breach;

(c)          you are legally required to disclose such Confidential Information by a court of competent jurisdiction;

(d)          you disclose such Confidential Information to the Securities and Exchange Commission, to the extent necessary to report suspected or actual violations of U.S. securities laws; or

(e)          your disclosure of Confidential Information is protected under the whistleblower provisions of any other state or federal laws or regulations.

You understand that if you make a disclosure of Confidential Information that is covered under subparagraph (d) or (e) above, you are not required to inform the Company, in advance or otherwise, that you have made such disclosure(s), and nothing in this Agreement shall prohibit you from maintaining the confidentiality of a claim with a governmental agency that is responsible for enforcing a law, or cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding. This covenant of confidentiality shall extend beyond the term of this Agreement and shall survive the termination of this Agreement for any reason and shall continue for so long as the information you have acquired remains Confidential Information. If you breach this covenant of confidentiality, the Company shall be entitled to recover from any benefits paid to you under this Agreement its damages resulting from such breach.

3.            Employment. You agree to be bound by the terms and conditions of this Agreement and to remain in the employ of the Company during any period following any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change in Control of the Company until a Change in Control of the Company has taken place. However, nothing contained in this Agreement shall impair or interfere in any way with the right of the Company to terminate your employment prior to a Change in Control of the Company.

4.            Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the Center for Public Resources' Model ADR Procedures and Practices, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company shall not be restricted from seeking equitable relief, including injunctive relief as set forth in paragraph 5 of this Section, in the appropriate forum. Any cost of arbitration will be paid by the Company. In the event of a dispute over the existence of Good Reason or Cause after a Change in Control of the Company, the Company shall continue to pay your salary, bonuses and plan benefits pending resolution of the dispute. If you prevail in the arbitration, the amounts due to you under this Agreement are to be immediately paid to you.

5.            Injunctive Relief. You acknowledge and agree that the remedy of the Company at law for any breach of the covenants and agreements contained in paragraph 2 of this Section D and in Section C, paragraph 4 will be inadequate, and that the Company will be entitled to injunctive relief against any such breach or any threatened, imminent, probable or possible breach. You represent and agree that such injunctive relief shall not prohibit you from earning a livelihood acceptable to you.

6.            Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.            Indemnification. The Company will indemnify you to the fullest extent permitted by the laws of the Commonwealth of Kentucky and the existing By-laws of the Company, in respect of all your services rendered to the Company and its divisions and Subsidiaries prior to your Date of Termination. You shall be entitled to the protection of any insurance policies the Company now or hereafter maintains generally for the benefit of its directors, officers and employees (but only to the extent of the coverage afforded by the existing provisions of such policies) to protect against all costs, charges and expenses whatsoever incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its divisions or Subsidiaries during your employment therewith.

8.            Further Assurances. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonably and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

9.            Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer(s) as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.

10.            Termination of other Agreements. Upon execution by both parties, this Agreement shall terminate all prior employment and severance agreements, between you and the Company and its divisions or Subsidiaries.

11.            Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.            Legal Fees And Expenses. Any other provision of this Agreement notwithstanding, the Company shall pay all legal fees and expenses which you may incur as a result of the Company's unsuccessful contesting of the validity, enforceability or your interpretation of, or determinations under, any part of this Agreement.

14.            Section 409A Provisions And Compliance.  The intent of the parties is that this agreement comply with the Section 409A Provisions or is exempt therefrom, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in accordance therewith.  Notwithstanding any other provision of this Agreement to the contrary, the parties shall in good faith amend this Agreement to the limited extent necessary to comply with the requirements of the Section 409A Provisions in order to ensure that any amounts paid or payable hereunder are not subject to the additional 20% income tax thereunder while maintaining to the maximum extent practicable the original intent of this Agreement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by the Section 409A Provisions: (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) such payments shall be made on or before the last business day of your taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

15.            Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Kentucky.

16.            Agreement Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

17.            Headings. All Headings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

18.            Tax Cutback.  In the event that you shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code (“Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (“Excise Tax”) imposed by Section 4999 of the Code, the Company Payments shall be reduced (such reduction the “Cutback”) to one dollar less than the amount which would result in such Company Payments being subject to the Excise Tax if after taking into account the Excise Tax and all U.S. federal, state, and local income and payroll tax upon the Company Payments if the net amount retained by you would be greater in the event of such reduction in Company Payments then if such reduction in Company Payments did not occur.  To the extent the Cutback applies, the Company Payments shall be reduced in the following order: (a) payments under Section C, paragraph 3(a); (b) payments under Section C, paragraph 3(b)(ii), and lastly (c) the remaining payments under Section C on a pro-rata basis.  Notwithstanding anything in this provision or Agreement to the contrary, you shall be solely liable for the Excise Tax, and shall hold the Company harmless for any liability, not including penalties and interest on such liability, for the Excise Tax including, but not limited to, for failing to withhold or pay over any Excise Tax.  If the Cutback applies but for any reason you pay the Excise Tax, including any applicable interest and penalties, then the Company shall pay you an amount equal to the Cutback, plus interest on the Cutback amount at a reasonable market rate, plus any interest and penalties relating to the Excise Tax paid by you (plus a tax gross-up only on the Excise Tax interest and penalties).  If the Cutback applies but for any reason the Company pays the Excise Tax, including any applicable interest and penalties, then the Company shall offset any amounts due from you, under this provision or otherwise, by an amount equal to the Cutback, plus interest on the Cutback amount at a reasonable market rate.

If this Agreement correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this matter.

Sincerely,

ASHLAND INC.

By:

ACCEPTED this ____ day of

_____________, 2015.

_____________________________
NAME